Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ALE Group Holding Limited on Post-effective Amendment No. 22 to Form F-1 (File No. 333-239225) of our report dated July 18, 2023 with respect to our audit of the consolidated financial statements of ALE Group Holding Limited as of March 31, 2023 and for the year then ended, which appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

June 4, 2024